Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700 Arlington, VA 22201

Contacts:

Brian J. Clark, Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Record Fourth Quarter and Fiscal Year
2008 Financial Results

Highlights:

•                  Fourth quarter revenue up 49% overall, 39% organic(1), to $173.5 million;

•                  Fiscal year 2008 revenue up 48% overall, 37% organic, to $604.3 million;

•                  Fiscal year 2008 operating income up 95% over fiscal year 2007; and

•                  Diluted EPS of $0.33 for fourth quarter, $1.12 for fiscal year 2008, both above guidance.

ARLINGTON, VA — May 14, 2008 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues and earnings for both its fourth quarter and fiscal year 2008 ended March 31, 2008. Diluted earnings per share exceeded the top end of the guidance ranges previously provided by the company.

Revenue growth for the fourth quarter resulted primarily from the ramp-up of new contracts, expansion of existing contracts and the company’s acquisition of Techrizon in April 2007. Stanley continued to benefit from increased demand for U.S. passports, ongoing demand for U.S. Navy C4ISR-related systems and services, and expansion of the U.S. Army’s global equipment RESET effort.

Fourth Quarter Fiscal Year 2008 Results:

Revenue for the fourth quarter ended March 31, 2008 was $173.5 million, an increase of 49 percent over fourth quarter fiscal year 2007 revenue of $116.6 million. Organic revenue growth was 39 percent. EBITDA(2) was $15.8 million for the quarter, an increase of 57 percent over EBITDA of $10.0 million in the year-ago quarter. EBITDA margin for the fourth quarter was 9.1 percent compared with 8.6 percent a year earlier. Operating income was $14.0 million, up 64 percent from $8.5 million in the same quarter

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

of last fiscal year. Operating margin was 8.1 percent versus 7.3 percent in the fourth quarter of fiscal 2007.

Net income for the quarter was $7.7 million versus $4.5 million a year ago. Diluted earnings per share for the fourth quarter of fiscal year 2008 were $0.33 compared with diluted earnings per share of $0.20 for the fourth quarter of fiscal year 2007.

Contract backlog at March 31, 2008 was $1.8 billion, an increase of 38 percent from third quarter fiscal year 2008 contract backlog of $1.3 billion at December 31, 2007 and an increase of 83 percent from fourth quarter fiscal year 2007 contract backlog of $1.0 billion at March 31, 2007.

Operational Highlights:

•                  Fourth quarter bookings totaled $660.7 million, equating to a book-to-bill ratio of 3.8:1; fiscal year 2008 bookings totaled $1.3 billion, equating to a book-to-bill of 2.2:1;

•                  Among the new business awards and additional tasking in the fourth quarter:

o                 A $570 million, five-year contract to continue support of the U.S. Department of State, Bureau of Consular Affairs/Passport Services Directorate. This recompete win of Stanley’s largest revenue-generating contract supports production; operational and business process support; training; procurement, administration and evaluation of critical supplies; and facilities management at the five Passport Centers, 14 Passport Agencies and the Headquarters’ support offices; and

o                 A $49.9 million contract modification to extend work on the U.S. Navy’s SPAWAR Corporate Production contract.

•                  During the fourth quarter, Stanley began implementation of its Wildcat Maintenance Management System for the Directorates of Logistics (WMMS-DOL) to assist the U.S. Army Materiel Command in executing the Army RESET Program; and

•                  During the fourth quarter of fiscal year 2008, Stanley completed construction of the Tucson Passport Center in Tucson, Ariz. and began operations at the facility in April 2008. This newest Passport Center produced its first document on May 5, 2008.

“Stanley’s revenue, earnings and contract bookings in the fourth quarter completed an outstanding year of growth, customer satisfaction and financial performance,” said Phil Nolan, Stanley’s chairman, president and CEO. “Our win of the Passport contract recompete is the largest award in Stanley’s history and allows us to continue to build on our 15-year commitment to serving the State Department.”

Fiscal Year 2008 Results:

For the fiscal year ended March 31, 2008, revenue increased 48 percent to $604.3 million compared with $409.4 million for fiscal year 2007. Organic revenue growth for fiscal year 2008 was 37 percent.  EBITDA for the year increased 56 percent to $54.9 million compared with $35.1 million for fiscal year 2007. EBITDA margin for fiscal year 2008 was 9.1 percent, up from 8.6 percent for fiscal year 2007.  Operating income for fiscal year 2008 was $47.9 million, an increase of 95 percent over operating income of $24.6 million reported in fiscal year 2007. Operating margin for fiscal year 2008 was 7.9 percent compared with 6.0 percent for fiscal year 2007.

Net income and diluted earnings per share for fiscal year 2008 were $26.2 million and $1.12 per share, respectively, compared with net income and diluted earnings per share of $10.7 million and $0.55 per share, respectively, for fiscal year 2007.

Cash flow from operations for fiscal year 2008 was $21.1 million, reflecting $17.8 million of operating cash flow for the fourth quarter of fiscal 2008. Days sales outstanding (DSO) for the fourth quarter was 81 days, down from 86 days for the third quarter of fiscal year 2008.

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its fiscal year 2009 first quarter and full year. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	First Quarter Fiscal Year 2009 Ending June 30, 2008	Fiscal Year 2009 Ending March 31, 2009

Revenue	$160 - $168 million	$665 - $695 million
Diluted EPS	$0.30 - $0.32	$1.26 - $1.34
Diluted projected share count	23.6 - 23.7 million	23.8 - 23.9 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal fourth quarter 2008 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley
Stanley (NYSE: SXE) is a leading provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 3,600 employees at over 100 locations in the U.S. and worldwide. In 2008 and 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit http://www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, each as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended (unaudited)		Year Ended
	March 31,		March 31,
	2007	2008	2007	2008
Revenues	$116,642	$173,539	$409,411	$604,342
Operating costs and expenses:
Cost of revenues	95,522	148,705	343,628	512,243
Selling, general and administrative	11,086	9,060	30,700	37,242
Amortization of deferred compensation	118	62	5,082	267
Depreciation and amortization	1,372	1,690	5,424	6,695
Total operating costs & expenses	108,098	159,517	384,834	556,447
Operating income	8,544	14,022	24,577	47,895
Other (expense) income:
Other (expense) income	(32)	3	(478)	19
Interest expense — net	(695)	(659)	(5,918)	(3,779)
Total other expenses	(727)	(656)	(6,396)	(3,760)
Income before taxes	7,817	13,366	18,181	44,135
Provision for income taxes	(3,278)	(5,652)	(7,476)	(17,971)
Net income	$4,539	$7,714	$10,705	$26,164

Earnings per share:
Basic	$0.21	$0.34	$0.61	$1.18
Diluted	$0.20	$0.33	$0.55	$1.12
Weighted average shares:
Basic	21,627	22,474	17,567	22,133
Diluted	23,188	23,557	19,458	23,414

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	March 31, 2007	March 31, 2008

Assets
Current assets:
Cash	$12,736	$271
Accounts receivable — net	110,029	160,928
Prepaid and other current assets	1,631	4,644
Total current assets	124,396	165,843
Total assets	$237,975	$306,055

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$—	$—
Current portion of long-term debt	1,000	1,000
Long-term debt — net of current portion	36,750	35,500
Total liabilities	103,823	139,351
Total stockholders’ equity	134,152	166,704
Total liabilities and stockholders’ equity	$237,975	$306,055

Organic Growth Reconciliation

(unaudited)

($ in thousands)

	Three Months Ended
	March 31,
	2007	2008	Percent Growth
Total revenue, as reported	$116,642	$173,539	49%
Plus: Revenue from acquired companies for the comparable prior year period	8,287	—

Organic revenue	$124,929	$173,539	39%

	Year Ended
	March 31,
	2007	2008	Percent Growth
Total revenue, as reported	$409,411	$604,342	48%
Plus: Revenue from acquired companies for the comparable prior year period	30,547	—

Organic revenue	$439,958	$604,342	37%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2007	2008	2007	2008

Net income	$4,539	$7,714	$10,705	$26,164
Provision for income taxes	3,278	5,652	7,476	17,971
Interest expense — net	695	659	5,918	3,779
Other expense (income)	32	(3)	478	(19)
Depreciation and amortization	1,372	1,690	5,424	6,695
Amortization of deferred compensation	118	62	5,082	267
EBITDA	$10,034	$15,774	$35,083	$54,857

Revenue	$116,642	$173,539	$409,411	$604,342

EBITDA Margin	8.6%	9.1%	8.6%	9.1%

# # #